NEWS RELEASE

	Contacts:	Claire Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ▪ Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports First Quarter Results

Increases Quarterly Cash Dividend and Declares Special Dividend
Company schedules conference call for May 9, 2013 at 11:30 a.m. Eastern
DALLAS, TEXAS, May 8, 2013 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2013. Net income for the first quarter of 2013 was $54.2 million, or $0.86 per share, compared to net loss of $(29.4) million, or $(0.52) per share, for the same period last year. Excluding special items, Alon recorded net income of $54.2 million, or $0.86 per share, for the first quarter of 2013, compared to net income of $8.5 million, or $0.15 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “We continue to profit from the strategic operational decisions that improve our crude slate at our refineries as evidenced by our adjusted EBITDA of $157 million for the quarter and adjusted EBITDA for the last twelve months of $524 million. Also, we had net income of $74 million before non-controlling interest for the quarter. We achieved these results despite reduced refinery throughput rates resulting from maintenance at both Big Spring and Krotz Springs during the quarter. During the first quarter, we made additional progress towards our goal of strengthening our balance sheet by reducing net debt an additional $137 million to $334 million. At the end of the first quarter our net debt to total capitalization was 32% and net debt to adjusted EBITDA for the last twelve months was 0.6:1 compared to 70% and 3.7:1 for the same periods last year.
“During the first quarter, we generated very favorable margins of $28.76 per barrel at our Big Spring refinery, benefiting from the strong margin environment as well as the WTI less WTS differentials. At Krotz Springs, we generated an operating margin of $13.14 per barrel as we were able to take greater advantage of cheaper WTI priced crudes.
“In California, as mentioned last quarter, we are continuing our engineering study at our Bakersfield refinery location. Concurrently, we are monitoring the progress of the submitted permit applications that would allow us to ship via rail lighter mid-continent crudes to replace the heavier West Coast crudes used in the California system. We still expect to receive these permits, as well as to complete required infrastructure build out and to enter into the required supply arrangements, during the fourth quarter of this year. In the meantime, we have signed agreements with major companies to utilize our logistical assets.
“For the second quarter of 2013, we expect the average throughput at the Big Spring refinery to be approximately 72,000 barrels per day and only 57,000 barrels per day at the Krotz Springs refinery due to repairs being performed on the reformer unit. At Krotz Springs, we are planning to process 30,000 barrels per day of WTI during the second quarter of 2013. In addition, we are in the process of completing a railcar unloading terminal facility at the Krotz Springs refinery with plans to ship an additional 6,000 barrels per day of WTI crude oil with our existing railcars.”

FIRST QUARTER 2013
There were no material special items that affected earnings for the first quarter of 2013. Special items reduced earnings by $37.8 million for the first quarter of 2012 which primarily included after-tax losses of $27.2 million associated with losses on commodity swaps, $4.9 million associated with heating oil call option crack spread contracts, $5.8 million associated with the write-off of unamortized original issuance discount due to the repayment of the Alon Brands term loan offset by $0.1 million associated with gain recognized on disposition of assets.
The combined refinery throughput for the first quarter of 2013 averaged 117,915 barrels per day ("bpd"), consisting of 59,476 bpd at the Big Spring refinery and 58,439 bpd at the Krotz Springs refinery, compared to 135,190 bpd for the first quarter of 2012, consisting of 69,512 bpd at the Big Spring refinery and 65,678 bpd at the Krotz Springs refinery. The lower throughput rates for the first quarter of 2013 were due to maintenance work at both refineries.
Refinery operating margin at the Big Spring refinery was $28.76 per barrel for the first quarter of 2013 compared to $15.24 per barrel for the same period in 2012. This increase is mainly due to higher Gulf Coast 3/2/1 crack spreads and a widening WTI to WTS spread. The Krotz Springs refinery operating margin was $13.14 per barrel for the first quarter of 2013 compared to $5.81 per barrel for the same period in 2012. This increase is mainly due to the higher utilization of lower crude oil costs with the addition of WTI priced crude oils.
The average Gulf Coast 3/2/1 crack spread for the first quarter of 2013 was $28.40 per barrel compared to $24.78 per barrel for the same period in 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first quarter of 2013 was $8.20 per barrel compared to $12.46 per barrel for the same period in 2012.
The average WTI to WTS spread for the first quarter of 2013 was $11.41 per barrel compared to $2.16 per barrel for the same period in 2012. The average LLS to WTI spread for the first quarter of 2013 was $20.22 per barrel compared to $12.61 per barrel for the same period in 2012.
Asphalt margins for the first quarter of 2013 were $61.51 per ton compared to $55.18 per ton for same period in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the first quarter of 2013 were $61.44 per ton compared to $3.01 per ton in the first quarter of 2012. The average blended asphalt sales price decreased 5.6% from $572.54 per ton in the first quarter of 2012 to $540.48 per ton in the first quarter of 2013 and the average non-blended asphalt sales price increased 14.7% from $341.49 per ton in the first quarter of 2012 to $391.77 per ton in the first quarter of 2013.
Retail fuel sales volume increased by 7.5% from 41.3 million gallons in the first quarter of 2012 to 44.4 million gallons in the first quarter of 2013.
Alon also announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend of $0.04 per share to $0.06 per share, or from $0.16 per share to $0.24 per share per annum, and a special non-recurring dividend of $0.16 per share. Both dividends are payable on June 14, 2013 to stockholders of record at the close of business on May 31, 2013.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 9, 2013, at 11:30 a.m. Eastern, to discuss the first quarter 2013 results. To access the call, please dial 877-941-6009, or 480-629-9818, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also access the live webcast on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 23, 2013, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4614672#. The archived webcast will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company directly owns crude oil refineries in California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon USA also owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. Alon USA is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon USA is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,651,196	$1,792,133
Operating costs and expenses:
Cost of sales	1,378,257	1,618,674
Unrealized losses on commodity swaps	—	45,312
Direct operating expenses	74,222	72,209
Selling, general and administrative expenses (2)	41,741	35,140
Depreciation and amortization (3)	31,163	30,711
Total operating costs and expenses	1,525,383	1,802,046
Gain on disposition of assets	18	131
Operating income (loss)	125,831	(9,782)
Interest expense (4)	(21,292)	(31,040)
Equity earnings (loss) of investees	(381)	61
Other income (loss), net (5)	83	(8,100)
Income (loss) before income tax expense (benefit)	104,241	(48,861)
Income tax expense (benefit)	30,590	(17,751)
Net income (loss)	73,651	(31,110)
Net income (loss) attributable to non-controlling interest	19,467	(1,743)
Net income (loss) available to stockholders	$54,184	$(29,367)
Earnings (loss) per share, basic	$0.86	$(0.52)
Weighted average shares outstanding, basic (in thousands)	61,957	56,028
Earnings (loss) per share, diluted	$0.80	$(0.52)
Weighted average shares outstanding, diluted (in thousands)	67,616	56,028
Cash dividends per share	$0.04	$0.04
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$160,770	$30,873
Investing activities	(13,573)	(16,651)
Financing activities	(10,627)	(120,999)
OTHER DATA:
Adjusted net income available to stockholders (6)	$54,172	$8,449
Adjusted earnings per share (6)	$0.86	$0.15
Adjusted EBITDA (7)	156,678	66,224
Capital expenditures (8)	8,414	14,557
Capital expenditures for turnaround and chemical catalyst	5,216	2,105

	March 31, 2013	December 31, 2012
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$252,866	$116,296
Working capital	211,011	87,242
Total assets	2,355,722	2,223,574
Total debt	586,371	587,017
Total debt less cash and cash equivalents	333,505	470,721
Total equity	693,267	621,186

REFINING AND MARKETING SEGMENT (A)
	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,414,125	$1,635,808
Operating costs and expenses:
Cost of sales	1,183,322	1,503,393
Unrealized losses on commodity swaps	—	45,312
Direct operating expenses	63,669	63,219
Selling, general and administrative expenses	13,921	8,536
Depreciation and amortization	26,505	26,277
Total operating costs and expenses	1,287,417	1,646,737
Operating income (loss)	$126,708	$(10,929)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$28.76	$15.24
Refinery operating margin – CA Refineries (10)	N/A	N/A
Refinery operating margin – Krotz Springs (10)	13.14	5.81
Refinery direct operating expense – Big Spring (11)	5.68	3.58
Refinery direct operating expense – CA Refineries (11)	N/A	N/A
Refinery direct operating expense – Krotz Springs (11)	4.42	3.99
Capital expenditures	$5,969	$8,701
Capital expenditures for turnaround and chemical catalyst	5,216	2,105
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$28.40	$24.78
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$11.06	$12.64
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$8.20	$12.46
WTI crude oil (per barrel)	94.27	103.00
Crude oil differentials (per barrel):
WTI less WTS (13)	$11.41	$2.16
LLS less WTI (13)	20.22	12.61
WTI less Buena Vista (13)	(15.76)	(13.00)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.84	$2.98
Gulf Coast ultra-low sulfur diesel	3.09	3.16
Gulf Coast high sulfur diesel	3.01	3.12
West Coast LA CARBOB (unleaded gasoline)	3.09	3.20
West Coast LA ultra-low sulfur diesel	3.13	3.24
Natural gas (per MMBTU)	3.48	2.50

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three months ended March 31, 2012 has been recast to provide a comparison to the current period results.

________________

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2013		2012
	bpd	%	bpd	%
Refinery throughput:
WTS crude	45,220	76.0	55,546	79.9
WTI crude	11,549	19.4	12,206	17.6
Blendstocks	2,707	4.6	1,760	2.5
Total refinery throughput (14)	59,476	100.0	69,512	100.0
Refinery production:
Gasoline	29,785	50.4	35,140	50.7
Diesel/jet	19,298	32.6	22,236	32.1
Asphalt	3,359	5.7	4,535	6.6
Petrochemicals	3,726	6.3	4,136	6.0
Other	2,969	5.0	3,187	4.6
Total refinery production (15)	59,137	100.0	69,234	100.0
Refinery utilization (16)		92.4%		96.8%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2013		2012
	bpd	%	bpd	%
Refinery throughput:
WTI crude	25,083	43.0	9,310	14.2
Gulf Coast sweet crude	31,516	53.9	55,352	84.3
Blendstocks	1,840	3.1	1,016	1.5
Total refinery throughput (14)	58,439	100.0	65,678	100.0
Refinery production:
Gasoline	26,916	45.0	27,533	41.6
Diesel/jet	22,382	37.5	28,713	43.4
Heavy Oils	1,773	3.0	5,045	7.6
Other	8,687	14.5	4,927	7.4
Total refinery production (15)	59,758	100.0	66,218	100.0
Refinery utilization (16)		74.2%		77.8%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$154,865	$92,549
Operating costs and expenses:
Cost of sales (17)(18)	145,516	82,672
Direct operating expenses	10,553	8,990
Selling, general and administrative expenses	1,648	926
Depreciation and amortization	1,549	1,382
Total operating costs and expenses	159,266	93,970
Operating loss	$(4,401)	$(1,421)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	130	136
Non-blended asphalt sales volume (tons in thousands) (20)	22	43
Blended asphalt sales price per ton (19)	$540.48	$572.54
Non-blended asphalt sales price per ton (20)	391.77	341.49
Asphalt margin per ton (21)	61.51	55.18
Capital expenditures	$1,792	$1,491

RETAIL SEGMENT (A)
	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$224,105	$216,642
Operating costs and expenses:
Cost of sales (18)	191,318	185,475
Selling, general and administrative expenses	25,997	25,488
Depreciation and amortization	2,268	2,499
Total operating costs and expenses	219,583	213,462
Gain on disposition of assets	18	131
Operating income	$4,540	$3,311
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	298	300
Retail fuel sales (thousands of gallons)	44,406	41,329
Retail fuel sales (thousands of gallons per site per month) (22)	52	48
Retail fuel margin (cents per gallon) (23)	20.3	18.0
Retail fuel sales price (dollars per gallon) (24)	$3.39	$3.46
Merchandise sales	$73,333	$73,482
Merchandise sales (per site per month) (22)	$82	$82
Merchandise margin (25)	32.3%	32.1%
Capital expenditures	$640	$4,239

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three months ended March 31, 2012 has been recast to provide a comparison to the current period results.

________________

(1)	Includes excise taxes on sales by the retail segment of $17,305 and $16,124 for the three months ended March 31, 2013 and 2012, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $175 and $190 for the three months ended March 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $841 and $553 for the three months ended March 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the three months ended March 31, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan.

(5)	Other income (loss), net for the three months ended March 31, 2012, is substantially the loss on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to stockholders utilized in determining adjusted earnings per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax loss on heating oil call option crack spread contracts, after-tax unrealized losses on commodity swaps and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income available to stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands)
Net income (loss) available to stockholders	$54,184	$(29,367)
Plus: Write-off of original issuance discount, net of tax	—	5,781
Plus: Loss on heating oil call option crack spread contracts, net of tax	—	4,897
Plus: Unrealized losses on commodity swaps, net of tax	—	27,217
Less: Gain on disposition of assets, net of tax	(12)	(79)
Adjusted net income available to stockholders	$54,172	$8,449
Adjusted earnings per share *	$0.86	$0.15
* Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income available to stockholders necessary to calculate earnings per share.

(7)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps, loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the years ended December 31, 2012 and 2011 and for the three months ended March 31, 2013, 2012 and 2011:

	For the Year Ended		For the Three Months Ended
	December 31,		March 31,
	2012	2011	2013	2012	2011
	(dollars in thousands)
Net income (loss) available to stockholders	$79,134	$42,507	$54,184	$(29,367)	$13,065
Net income (loss) attributable to non-controlling interest	11,463	1,241	19,467	(1,743)	160
Income tax expense (benefit)	49,884	18,918	30,590	(17,751)	7,470
Interest expense	129,572	88,310	21,292	31,040	20,440
Depreciation and amortization	121,929	113,730	31,163	30,711	25,447
(Gain) loss on disposition of assets	2,309	(729)	(18)	(131)	(12)
Unrealized (gains) losses on commodity swaps	31,936	(31,936)	—	45,312	—
Loss on heating oil call option crack spread contracts	7,297	36,280	—	8,153	31,919
Adjusted EBITDA	$433,524	$268,321	$156,678	$66,224	$98,489
Adjusted EBITDA for the 12 months ended March 31, 2013 of $523,978 is equal to adjusted EBITDA for the year ended December 31, 2012 of $433,524, plus adjusted EBITDA for the three months ended March 31, 2013 of $156,678, less adjusted EBITDA for the three months ended March 31, 2012 of $66,224.
Adjusted EBITDA for the 12 months ended March 31, 2012 of $236,056 is equal to adjusted EBITDA for the year ended December 31, 2011 of $268,321, plus adjusted EBITDA for the three months ended March 31, 2012 of $66,224, less adjusted EBITDA for the three months ended March 31, 2011 of $98,489.

(8)	Includes corporate capital expenditures of $13 and $126 for the three months ended March 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2013 includes $2,965 of negative inventory effects.
The refinery operating margin excludes realized losses on commodity swaps of $5,434 for the three months ended March 31, 2012.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market value of WTI, a light, sweet crude oil, the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel.
We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market value of Buena Vista crude oil, the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel and LA 380 pipeline CST (fuel oil).
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market value of Light Louisiana Sweet, or LLS, crude oil, the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The California refineries were not in operation for the first quarter of 2013 and 2012 and a result, the throughput data has been omitted.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales for the first quarter of 2013 includes $76,000 of inventory winter fill purchases sold to J. Aron and Company as part of a supply and offtake arrangement. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)	At March 31, 2013 we had 298 retail convenience stores of which 286 sold fuel. At March 31, 2012 we had 300 retail convenience stores of which 287 sold fuel.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.